UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 20, 2006

FINDEX.COM, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-29963	88-0378462
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

11204 Davenport Street, Suite 100, Omaha, Nebraska	68154
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(402) 333-1900

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 - Financial Information

Item 2.03 Creation of a Direct Financial Obligation of a Registrant.

On July 20, 2006, FindEx.com, Inc. (the “Company”) entered into a loan agreement with W. Sam Chandoha (the “Lender”) for the principal sum of one hundred fifty thousand dollars ($150,000) to fund an existing working capital deficit. The loan was evidenced by a convertible secured promissory note (the “Secured Note”), bearing interest at a rate of ten percent (10%) per thirty-day period, and, pursuant to a separate security agreement (the “Security Agreement”), was secured by a first priority security interest in all of the Company’s assets, including the intellectual property comprising the software products upon which it is dependent for revenue. In further consideration of the loan, the Company issued the Lender a three-year common stock purchase warrant (the “Warrant”, and, together with the Secured Note and Security Agreement, the “Agreements”) to acquire up to an aggregate of one hundred thousand (100,000) shares of the Company’s common stock, par value $0.001 per share, at an exercise price per share of $0.07, the market price of the Company’s common stock on the date of issuance.

Absent any default, the principal under the Secured Note, together with all accrued interest, is due on or before September 18, 2006. Acceleration of the principal and interest, however, would result in the event of any of a number of occurrences, including the following:

(i) a default on the part of the Company to make the payment obligations as required under the Secured Note;

(ii) a failure on the part of the Company to transfer, deliver, pledge, assign or grant the collateral required under the terms of the Security Agreement;

(iii) the filing or consenting by answer or otherwise by the Company to the entry of an order for relief or approving a petition for relief, reorganization or arrangement or any other petition in bankruptcy for liquidation, or making an assignment for the benefit of its creditors, or consenting to the appointment of a custodian, receiver, trustee or other officer with similar powers, or being adjudicated bankrupt or insolvent;

(iv) any transfer, sale, conveyance or otherwise disposition by the Company of any of its material assets; or

(v) entry by the Company into any merger, consolidation or corporate reorganization, or, subject to certain limited exceptions, the transfer of substantially all of its assets into another entity.

The Secured Note contains a conversion feature allowing the Lender to convert all or any portion of such amount into restricted shares of the Company’s common stock, par value $0.001 per share, at a conversion price per share of $0.07.

Although there can be no assurance, the Company believes that it will be able to meet all of it’s obligations under the Secured Note and the Security Agreement. Because of the nature of the security interest granted, however, any inability to do so, at least within a relatively short period, could potentially result in a loss of some or all of the company’s assets, including the intellectual property comprising the software products upon which it is dependent for revenue. Any loss of these or other assets will necessarily have a material adverse effect on the Company, its business, financial condition, and would likely lead to the Company’s inability to continue as a going concern.

The Agreements each contain considerably more detail than set forth herein. Any summary contained herein does not purport to be a complete description of the Agreements and is qualified in its entirety by reference to the Secured Note, the Security Agreement, and the Warrant, copies of which are annexed to this Current Report on Form 8-K as exhibits 10.1, 10.2 and 10.3, respectively, and which are incorporated herein by reference. Holders of, and prospective investors in, our common stock are strongly encouraged to read these agreements in their entirety.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description

10.1	Convertible Secured Promissory Note issued by FindEx.com, Inc. to W. Sam Chandoha, dated July 20, 2006.

10.2	Security Agreement between FindEx.com, Inc. and W. Sam Chandoha, dated July 20, 2006.

10.3	Common Stock Purchase Warrant issued by FindEx.com, Inc. to W. Sam Chandoha, dated July 20, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 26, 2006	FINDEX.COM, INC.
By: /s/ Steven Malone
Steven Malone
President & Chief Executive Officer